Exhibit 99.2

Offering Memorandum Excerpts

For the purposes of this Exhibit:

“Aera Parent” means Aera Parent Predecessor and Aera Parent Successor on an individual basis and collective basis, as the context requires.

“Aera Parent Predecessor” means the combined activity of the Aera Companies in respect of the period prior to the Prior Transaction on February 28, 2023.

“Aera Parent Successor” means (x) the combined activity of GGR Holdings and its consolidated subsidiaries in respect of the period subsequent to the incorporation of GGR Parent on August 31, 2022 through December 28, 2023, and (y) the combined activity of GGR Holdings and its consolidated subsidiaries with respect to the period following December 29, 2023.

“GGR Holdings” means Green Gate Holdings, LLC.

“GGR Parent” means Green Gate Resources Parent, LLC.

“Prior Transaction” means the transaction, in February 2023, where GGR Holdings indirectly acquired all of the Aera Companies’ outstanding equity interests from the Prior Owners.

“Prior Owners” means Exxon Mobil Corporation and Shell plc.

“Revolving Credit Facility” means the Credit Agreement, dated as of April 26, 2023, between CRC, Citibank, N.A., as administrative agent, collateral agent, and issuing bank, and the several lenders party thereto, as amended.

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Selected Second Quarter Preliminary Operating and Financial Results of Aera Parent

The unaudited historical interim condensed consolidated and combined financial statements of Aera Parent as of and for the six months ended June 30, 2024 are not yet available. The following estimates (the “Preliminary Estimates”) are based on Aera Parent’s preliminary operating and financial results for the six months ended June 30, 2024 which, as of the date of this offering memorandum, have not been finalized. The Preliminary Estimates are derived from Aera Parent’s internal records and are based on the most current information available to Aera Parent’s management. The Preliminary Estimates were prepared in a manner substantially consistent with the preparation of Aera Parent’s historical financial results, which may not be comparable to the preparation of CRC’s historical financial results. Neither Aera Parent’s independent accountant, nor any other independent accountant, has reviewed, audited, compiled or performed any procedures in respect of the Preliminary Estimates and, accordingly, does not express any opinion or other form of assurance with respect thereto. The Preliminary Estimates have not been reviewed and have not been audited, and the normal reporting processes with respect to the following preliminary operational and financial results have not been fully completed. During the course of Aera Parent’s and Aera Parent’s independent account’s review process on their operating and financial results for the six months ended June 30, 2024, they may identify items that would require adjustments to the Preliminary Estimates and could affect the final operating and financial results. Any such adjustments could be material.

This summary is not intended to be a comprehensive statement of Aera Parent’s unaudited financial results for the six months ended June 30, 2024. The results of operations for an interim period, including the summary preliminary financial results provided below, may not give a true indication of the results to be expected for a full year or any future period. In addition, the Preliminary Estimates set forth below should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

Estimate for the Six Months Ended June 30, 2024
Production Data:
Total net production (MBoe/d)	70
Oil production (Mbo/d)	69
Other Financial Data (in millions):
Total operating revenues	$676
Capital expenditures	$67

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The Revolving Credit Facility provides that, upon the issuance of certain unsecured indebtedness, the borrowing base will be automatically decreased by an amount equal to 25% of the aggregate principal amount of such indebtedness so issued. We are currently seeking and expect to receive a waiver of the automatic reduction of the borrowing base under the Revolving Credit Facility that allows for the issuance of the Notes Offered Hereby without such reduction. If obtained, there would be no borrowing base reduction under our Revolving Credit Facility in connection with the issuance of the Notes Offered Hereby.

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As of July 31, 2024, we had $96 million of available cash and cash equivalents and no borrowings outstanding under our Revolving Credit Facility.